AGREEMENT FOR PURCHASE OF

MARKON BRANDED AND BRAND APPROVED PRODUCT

THIS AGREEMENT, effective June 27, 2016, is by and between 20/20 Produce Sales (hereinafter referred to as “Seller”), and MARKON COOPERATIVE, INC., a California corporation, at Post Office Box 2630, Salinas, CA 93902 (“MARKON”).

WITNESSETH:

WHEREAS, as a regular part of its business, Seller procures perishable agricultural commodities and packs fresh and fresh-cut products (the “Product”) in various sized containers;

WHEREAS, MARKON is the owner of the rights, title, and interest in the registered trademarks “MARKON,” “‘MARKON FIRST CROP,” “READY-SET-SERVE,” “MARKON ESSENTIALS,” “5-STAR FOOD SAFETY,” and any other trademarks registered to MARKON (the “Trademarks”);

WHEREAS, MARKON desires to purchase from Seller and Seller desires to sell various quantities of the Product packaged in various sized containers as hereinafter provided, and the Product purchased by MARKON from Seller will be resold by MARKON to Markon Member Buyers under the Trademarks (MARKON Branded Product) or under brand names to which Seller has legal rights, and which are approved in advance by MARKON (Brand Approved Product); and

WHEREAS, MARKON desires to grant Seller a nonexclusive license to use the Trademarks on MARKON Branded Product which Seller packs and sells to MARKON, and MARKON also desires to use Brand Approved Product, instead of MARKON Branded Product, at the discretion of MARKON.

NOW, THEREFORE, MARKON and Seller agree each with the other as follows:

1.PRODUCT MANUFACTURE. Seller shall procure the Product as an integral part of its regular business, meeting Product specifications agreed upon by the parties from time to time, which are incorporated herein by reference. Seller and all the parties in the chain of custody from whom the Seller acquires the components that make up the Product are sometimes referred to herein as “Supplier.” MARKON may reject Product which fails to meet specifications as governed and limited by the PACA rules and regulations, and cases promulgated thereunder. Changes to Product specifications will be agreed upon by the parties prior to shipment. Should the parties fail to agree with specifications, this Agreement may be terminated by either party immediately.

MARKON shall notify Seller from time to time hereunder of such Product quantities as MARKON will purchase from Seller. Seller shall package quantities in accordance with Seller’s standard packaging practices except that all such quantities designated for sale to MARKON shall be labeled as hereinafter provided. MARKON shall provide the aforesaid notice to Seller by telephone or electronic order specifying the date that MARKON wishes to take delivery of the Product. This and other terms of each purchase will be confirmed by Seller in its invoice. If MARKON does not object to any invoice promptly upon receipt, said invoice shall be conclusively presumed to be correct.

2.PRODUCT GUARANTEE. Seller guarantees on behalf of itself and all its Suppliers, agents, affiliates, employees and representatives that all Product provided, shipped or delivered by it or its Suppliers, agents, affiliates, employees or representatives for, by, or on behalf of MARKON, pursuant to this Agreement shall be and are, as of the date of shipment or delivery: (a) not adulterated or misbranded within the meaning of the United States Federal Food, Drug, and Cosmetic Act (FD&C Act), as amended and implemented; (b) not articles which may not, under the provisions of Section 404 or 505 of the FD&C Act, be introduced into interstate commerce; (c) not adulterated or misbranded within the meaning of any food and drug, health, safety or environmental laws, regulations or ordinances of any state or other government authority applicable to such shipment or delivery; (d) in compliance with the Fair Packaging and Labeling Act, as amended and implemented; (e) in compliance with the Consumer Product Safety Act, as amended and implemented; (f) not banned or misbranded within the meaning of the United States Federal Insecticide, Fungicide and Rodenticide Act, as amended and implemented; (g) in compliance with any warning requirement imposed under California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”) as amended and implemented; (h) in compliance with all other United States Federal, state or other government authority laws, regulations, ordinances and guidelines applicable to such shipment or delivery; (i) merchantable and fit for the ordinary purposes for which such products are sold; (j) grown and handled solely in the United States unless MARKON gives prior written approval for Seller to obtain Product grown or handled in a foreign country based on comparable standards and indemnification; (k) in compliance with United States Federal, state, and local laws, regulations, enforcement policies and guidelines, including but not limited to the Food and Drug Administration and the United States Department of Agriculture, applicable to the growing, handling, and transportation of the Product; (l) subject to a third party food safety audit on at least an annual basis (by a third party auditor approved in advance by MARKON), as demonstrated by a copy of the current food safety audit; (m) in compliance with MARKON’s 5-Star Food Safety Program requirements, including but not limited to annual third-party food safety audit reviews, water test results, documentation of a wash-water sanitation program (if applicable), and GMP Observational visits; and (n) in compliance with all of MARKON’s specifications for the Product, attached hereto, including but not limited to quality standards, good agricultural practices (GAPs), good manufacturing practices (GMPs), packaging requirements, and approved trace back and recall procedures.

3.BUSINESS GUARANTEE. Seller guarantees on behalf of itself and all its Suppliers, agents, affiliates, employees and representatives that its business and the business of its Suppliers, agents, affiliates and representatives, with respect to producing the Product, shall be and are in compliance with all United States Federal, state and local laws, regulations, ordinances and guidelines applicable to the operation of such business, including but not limited to wage and labor requirements, permits, licenses, and facility registration under the FD&C Act as amended by the Bioterrorism Act, as appropriate. With regard to the work force, Seller agrees to comply with all applicable United States Federal, state, local, and provincial employment/labor laws, regulations, ordinances, and policies (collectively “requirements”), including but not limited to requirements pertaining to minimum age, minimum wage, maximum hours per day and per week, frequency and length of breaks, bathroom facilities, and benefits beyond hourly compensation. Seller shall inform MARKON promptly in writing of any investigation, finding, or sanction by any government authority regarding the condition of Seller’s produce or facilities or the produce or facilities of Seller’s Suppliers, agents, employees, affiliates or representatives that may present a health risk or violate the Business or Product Guarantees under this Agreement. MARKON shall be permitted to inspect such facilities during regular business hours, on 24-hour notice.

4.PRODUCT LABELING. Regardless of the manner in which the packaging materials are handled pursuant to the following sentence, all artwork and final label copy using the Trademarks must have prior written approval from MARKON. Seller shall package all MARKON Branded Product sold to MARKON in packaging materials to be mutually agreed upon. The parties agree that the packaging materials (including labels) for the packaging of the MARKON Branded Product sold to MARKON shall be handled as follows:

a.Seller will obtain containers and packaging materials from reputable suppliers without additional cost to MARKON. MARKON to provide artwork incorporating the Trademarks to Seller, and Seller is authorized to use such artwork solely for packaging Product sold to MARKON.

b.At all times hereunder and hereinafter, all labels and packaging materials bearing the Trademarks, logo, or other insignia shall be deemed MARKON property, it being the intention of the parties that all use thereof shall benefit MARKON.

5.APPROVAL FEE. Seller agrees to pay MARKON (in Unites States currency) - twelve and one-half cents- ($0.125) per standard unit sold under this Agreement, to be paid monthly based on sales during the previous month. MARKON shall invoice the Seller monthly for the fees set forth here and in Section 8. The approval fee invoice shall include the date and load/invoice number. The terms of the approval fee invoice shall be ten (10) days. The Seller’s remittance shall be forwarded to MARKON at the address specified in Section 14.

6.THE TRADEMARKS. Seller represents, warrants and agrees that it shall not use the Trademarks on any Product except the MARKON Branded Product to be delivered to MARKON designees and that the MARKON Branded Product will in no instance be sold, assigned, transferred or given to third parties or otherwise disposed of without advance written consent from MARKON.

It is agreed and understood that no right, property, license, permission or interest of any kind or nature in or to the use of any trademark, trade name, label design, color combination, insignia or device owned or used by MARKON or specified by MARKON to Seller is or is intended to be given or transferred to or acquired by Seller or any third party by the execution, performance or nonperformance of this Agreement or any part thereof, except as expressly provided herein.

It is agreed and understood further that MARKON has the full right and title or the right to use the Trademarks used in accordance with this Agreement and in connection with the Product, and Seller agrees not to contest or deny the validity of, or the right or title of MARKON in or to such Trademarks, and shall not encourage or assist others directly or indirectly to do so, during the lifetime of this Agreement or thereafter.

It is agreed and understood that Seller shall not have the right to assign and transfer its obligations to package MARKON Branded Product without the prior written consent of MARKON.

Seller agrees to maintain at all times hereunder a sixty day inventory of MARKON Branded cartons or printed labels to be used on packaging for the Product. In the event that MARKON elects to redesign its label, it shall provide a sixty-day written notice of such design change to Seller, such notice to include the new artwork as well as such other materials as Seller may reasonably require in order to implement the label change. It is understood and agreed that MARKON will NOT be held responsible or liable for any and all losses incurred by Seller in connection with such label changes and/or redesigns. MARKON shall not be responsible for Seller’s carton or label inventory in the event of a termination of the Agreement due to Seller’s default hereunder.

7.PAYMENTS AND DELIVERY OF PRODUCT. The pricing of the Product sold to MARKON shall be mutually agreed to by a separate written agreement between the parties and shall be paid by MARKON to Seller. MARKON shall accept such quantity of Product as MARKON has specifically agreed to purchase pursuant to a telephone or electronic order to Seller in accordance with Section 1 hereof.

8.MARKETING FEE. MARKON shall bill Seller monthly for a per-carton charge (in Unites States currency) of three cents ($0.03) on all items purchased under this Agreement for a marketing fund to provide marketing support with respect to the following activities related to the Products supplied hereunder: promotions, food show booth fees and per carton incentives, sales incentives including trips and prizes, collateral materials including point of sale, MARKON Branded items such as hats and jackets, and others geared toward building brand equity. MARKON shall hold the funds until requested by MARKON Member Buyer. With each request for funds, MARKON shall request a list the items being featured and the specific promotion or sales activity being proposed to support growth in fresh produce sales.

9.INDEPENDENT CONTRACTOR. This Agreement shall not constitute or give rise to a partnership between the parties. All activities by Seller under the terms of this Agreement shall be carried on by Seller as an independent contractor and not as an agent for MARKON.

10.TERM. This Agreement shall commence as of the day and year first above written as the effective date hereof and shall continue for a period of six (6) months from the date of commencement, and thereafter, without further action of the parties hereto, shall be extended for successive terms of six (6) months each unless and until sooner terminated. Either party hereto may terminate this Agreement, with or without cause, by giving the other party thirty days’ prior written notice of its intent to terminate.

Notwithstanding the immediately preceding paragraph, in the event of a breach in the performance of this Agreement by either party and following notice to the breaching party and failure to correct to the satisfaction of the party not in breach within ten (10) days of the giving of said notice, or failure to promptly begin correction so as to complete such satisfactory correction within a reasonable period not exceeding fifteen (15) days where such correction cannot be effected within the aforesaid ten (10) day period, the party not in breach, in addition to all other remedies afforded to it by law, may declare this Agreement immediately terminated for cause.

The filing of any petition in bankruptcy by or against Seller, the making of an assignment for the benefit of Seller’s creditors, the admitted inability to pay Seller’s debts as they become due to the appointment of a receiver, trustee or liquidator of Seller, shall be deemed a material breach of this Agreement on the occurrence of which MARKON may, without notice or opportunity to correct by Seller, declare this Agreement immediately terminated for cause.

Upon termination of this Agreement, whether with or without cause, Seller shall hold for prompt return to MARKON (1) all artwork and other related materials used in connection with or respect to Seller’s manufacture of MARKON Branded labels to be affixed to Product packaging, and (2) all remaining inventory of such labels and Product packaging or otherwise dispose of the same in accordance with MARKON’s directions. MARKON may take all necessary actions to recover its property including entry upon Seller’s premises and directing repossession and removal and/or destruction of MARKON’s property.

If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, production or manufacturing problems, and/or any other cause or casualty beyond the reasonable control of the party prevented from complying, whether similar to the foregoing matters or not, then upon prompt written notice to the other party, the requirements of this Agreement are subject to the provisions as may be affected, and to the extent so affected shall be suspended during the period of such disability; provided, however, that the party prevented from complying shall make all reasonable effort to remove such disability as soon as possible. Failure to do this shall constitute grounds for the termination of this Agreement by the other party. During such period, the party not prevented from complying as aforesaid may seek to have its needs (which would otherwise not be met hereunder) met by or through others without liability hereunder.

Notwithstanding anything contained in this Agreement to the contrary, upon the expiration of the Agreement for any reason including at the end of the initial term or any succeeding term or the earlier termination of this Agreement, the parties agree that the following shall survive such expiration or termination: (l) all representations, warranties, and guarantees made by either party hereunder including the guarantees under Sections 2 and 3; and (2) Section 11 covering indemnification.

11.INDEMNIFICATION. Seller agrees to indemnify, hold harmless and defend MARKON, Markon’s successors, assigns, members and holders in due course of any Product against all liabilities, including any claims, demands, actions, damages, losses, costs, reasonable attorney’ s fees or other expenses, whether administrative or otherwise, including appeals, resulting from or associated with: (i) any Product Guarantees under Section 2 above or Business Guarantees under Section 3 above; (ii) any charge, action or proceeding brought by a government authority against the Product for which Seller is responsible hereunder, including but not limited to adulteration, misbranding or false advertising; (iii) any complaint, claim or legal action by any person seeking damages for any injury, illness and/or death, or the loss or damage to real or personal property caused or allegedly caused by the handling, delivery, exposure to, consumption or use of the Product for which Seller is responsible hereunder; (iv) any Product recall, market withdrawal or stock recovery of products arising from any alleged or reasonably suspected violation of, or deviation from, applicable United States Federal, state, or local laws, regulations, ordinances, enforcement policies and guidelines, concerning food safety, quality, labeling, or consumer right to know, arising from the composition, condition or packaging of the Product for which Seller is responsible hereunder, regardless of whether or not the Product is ever conclusively linked to any illness, injury or death; or (v) by reason of a breach of any other guarantee or representation hereunder.

12.INSURANCE. Seller agrees to obtain and maintain in full force and effect at its sole cost from an insurance company with an AM Best Financial Strength rating of A- or better, a policy for Comprehensive General Liability Insurance, including Broad Form Vendor’s Coverage, Contractual Liability and Product Liability Coverage, naming MARKON as an additional insured covering the perils indemnified under Section 11 above. Such insurance shall be maintained at limits of not less than Five Million Dollars ($5,000,000.00) combined single limit, on an occurrence basis, and shall be evidenced in the form of a Certificate of Insurance. The coverage shall not be modified, canceled, or terminated without thirty (30) days’ prior written notice to MARKON from the Seller by Overnight Mail. Such insurance shall be primary to any other insurance that may be available to MARKON. The amount of insurance required under this section shall not be construed to limit Seller’s obligations or liability under this Agreement.

13MERGER; AMENDMENT. This Agreement, together with the Seller’s invoice, constitutes the entire agreement and understanding between the parties regarding the subject matter set forth herein, and merges all prior discussions, understandings, and agreements between the parties with respect to the said subject matter, except that in the event that any language in the invoice conflicts with any language in this Agreement, the terms of this Agreement are controlling. This Agreement may not be amended except in writing duly executed by authorized representatives of the parties that references amending this Agreement.

14.NOTICE. Any demand or notice which either party desires or may under the provisions of this Agreement be required to make upon or give to the other party shall be deemed properly given or made if in writing and deposited in a United State post office, certified or registered mail, postage prepaid, bearing the address of the respective parties set forth below:

When to Seller:

20/20 Produce Sales

480 22nd Street

Heyburn, ID 83336

When to MARKON:

MARKON COOPERATIVE INC.

P.O. Box 2630

Salinas, CA 93902

Either party may redesignate its representative to receive notices hereunder and/or change its address by giving written notice of such redesignation and/or change to the other party.

This Agreement shall be construed in accordance with the laws of the State of California, and any suit or proceeding brought to enforce this Agreement shall be brought in Monterey County, California. The headings contained in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above by their duly authorized respective corporate officers.

“Seller”	20/20 Produce Sales

By: /s/ Mark Williams
Print Name: Mark Williams
Its: President

“MARKON”	MARKON COOPERATIVE, INC.
a California corporation

By: /s/ Timothy York
Print Name: Timothy York
Its: President

AGREEMENT FOR PURCHASE OF

MARKON BRANDED AND BRAND APPROVED PRODUCT

ADDENDUM A—No Genetically Modified Organisms

MARKON does not accept any MARKON branded or brand approved Product from Seller which is produced with genetic engineering and is therefore considered to be a “GMO.”

For purposes of this agreement, a “Genetically Modified Organism” (GMO) is any food produced by genetic engineering using recombinant DNA technology to manually add, delete, or reposition DNA in an organism.

If Seller has a credible reason to believe that a product that it is supplying to Markon may be genetically engineered, Seller is obligated to investigate and take steps appropriate to confirm that MARKON branded or brand approved Product supplied by Seller is not produced with genetic engineering.

Seller acknowledges that the use of genetic engineering in the production of the MARKON branded or brand approved Product will cause the MARKON branded or brand approved Product to fail the Seller’s Product Guarantee under this instrument and the Seller agrees to indemnify, defend, release and hold MARKON harmless for all reasonable loss, cost and damage resulting therefrom in addition to me other obligations of Seller under this instrument.

This Addendum amends and is added to that certain Agreement for Purchase of MARKON Branded and Brand Approved Produce between the parties.

In witness whereof, this Addendum has been signed by the parties, effective June 27, 2016.

“Seller”	20/20 Produce Sales

By: /s/ Mark Williams
Print Name: Mark Williams
Its: President

“MARKON”	MARKON COOPERATIVE, INC.
a California corporation

By: /s/ Timothy York
Print Name: Timothy York
Its: President

AGREEMENT FOR PURCHASE OF

MARKON BRANDED AND BRAND APPROVED PRODUCT

ADDENDUM B—Markon’s Supplier Code of Conduct

Markon’s Supplier Code of Conduct applies to all Markon branded and brand approved Product Sellers, suppliers and their vendors (collectively “Suppliers”) and sets forth Markon’s expectations for these Suppliers. All Suppliers must treat all individuals in an ethical manner and act with integrity. All Suppliers must comply with all applicable national, state or regional, and local laws and regulations in the countries in which they operate. Supplier shall inform Markon promptly in writing of any investigation, finding, or sanction by any government authority, third-party auditor, or public source regarding the condition of Suppliers’ produce or facilities or the produce or facilities of Suppliers’ vendors, agents, employees, affiliates or representatives that may present a health risk or violate the business or Product guarantees under this Code of Conduct.

Integrity and Fair Competition

Corruption, extortion, and embezzlement are prohibited. Suppliers shall not pay or accept bribes, or participate in other illegal inducements in business or government relationships. Suppliers shall conduct their business consistent with fair and vigorous competition and in compliance with all applicable anti-trust laws. Suppliers shall employ fair business practices.

Ethical Behavior

Markon expects Suppliers to conduct their business in accordance with the highest ethical standards and to have controls in place that prohibit and detect the misuse of company assets, corruption, bribery, improper gifts, extortion, and embezzlement. All Supplier’s business dealings should be fair, legal, and honest.

Identification of Concerns

All workers should be encouraged to report concerns or illegal activities in the workplace, without threat of reprisal, intimidation, or harassment. Suppliers shall investigate and take corrective action if needed.

Privacy

Suppliers shall safeguard and make only proper use of confidential information to ensure that company and worker privacy rights are protected.

Human Rights

Suppliers shall be committed to uphold the human rights of workers and to treat them with dignity and respect. MARKON relies upon human rights definitions as set forth by the United Nations Declaration of Human Rights (UNDHR) http://www.un.org/en/documents/udhr. Suppliers shall provide a workplace free of harsh and inhumane treatment, including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers and no threat of any such treatment.

Freely Chosen Employment

Suppliers shall not use forced, bonded, indentured, or involuntary prison labor. Workers are not required to lodge “deposits” or their identity papers with their employer and are free to leave their employer after reasonable notice. Markon prohibits any use of slavery, human trafficking, or forced labor in its supply chain, and Suppliers shall take reasonable precautions to ensure that its own suppliers do not engage in these practices.

Child Labor and Young Workers

Suppliers shall not use child labor. The term “child” refers to any person employed under the age of 15 (or 14 where the law of the country peITT1its), or under the age for completing compulsory education, or under the minimum age for employment in the country, whichever is greatest.

Non-Discrimination

Suppliers shall provide a workplace free of harassment and discrimination. Discrimination for reasons such as race, color, age, gender, sexual orientation, ethnicity, disability, religion, political affiliation, union membership, or marital status is not tolerated. Suppliers shall further comply with all provisions of the U.S. federal governments Executive Orders 11246 http://www.dol.gov/ofccp/regs/compliance/ca_ 11246.htm and 11375 http://www.dol.gov/ofccp/regs/statutes/eol 1246.htm related to equal employment opportunity, including providing necessary documentation to the U.S. federal government to ascertain compliance with such rules, regulations and orders.

Hiring Practices

Suppliers must implement hiring practices that accurately verify Suppliers’ workers’ age and legal right to work in the country of their respective employment prior to employment. All terms and conditions of employment including, but not limited to, pay, hiring, benefits, training, promotion, termination, and retirement must be based on an individual’s ability and willingness to do the job.

Compensation

As is applicable to the work performed, Suppliers must compensate all workers with wages, overtime premiums, and benefits that meet or exceed legal standards in the country where the work is performed or collective agreements to which the Supplier has agreed, whichever are higher.

Suppliers are also encouraged to provide wages that meet local industry standards, to provide wages and benefits that are sufficient to meet workers’ basic needs and provide some discretionary income.

Wages, Benefits and Working Hours

Suppliers shall pay workers according to applicable wage laws, including minimum wages, overtime hours, mandated benefits and breaks or periods of rest.

All workers shall be provided with written and understandable information about their employment conditions in respect to wages before they enter employment and about the particulars of their wages for the pay period concerned each time that they are paid.

Suppliers are also expected to communicate with the worker whether overtime is required and the wages to be paid for such overtime.

Deductions from wages as a disciplinary measure shall not be permitted nor shall any deductions from wages not provided for by national law be permitted without the expressed permission of the worker concerned. All disciplinary measures should be recorded.

Gifts

Entertainment and gift exchanges may be interpreted as a conflict of interest Markon discourages entertainment that could appear excessive or could appear to influence a business decision.

Gifts include such things as goods, services, and trips. No Markon associate or Supplier shall give or receive any gift or favor that could reasonably be viewed as being given or received to gain a business advantage.

Freedom of Association

Suppliers shall respect the rights of workers, as set forth in local laws, to associate freely, join or not join labor unions, seek representation and join workers’ councils. Where the right to freedom of association and collective bargaining is restricted under law, the Supplier facilitates, and does not hinder, the development of parallel means for independent and free association and bargaining.

Environmental Law

Suppliers should ensure that every manufacturing facility complies with the environmental laws applicable to the faci1ity, including all laws related to waste disposal, air emissions, discharges, toxic substances, and hazardous waste disposal. Suppliers must validate that all input materials and components were obtained from permissible harvests consistent with all applicable international treaties and protocols in addition to the local laws and regulations of the jurisdiction where such materials and components were obtained.

Health and Safety

Suppliers shall provide a safe and healthy working environment, including for any company-provided living quarters.

Worker Protection

Suppliers will provide their employees with a safe and healthy workplace in compliance with all applicable laws and regulations. A safe and hygienic working environment shall be provided. Adequate steps shall be taken to prevent accidents and injury to health arising out of, associated with, or occurring in the course of work, by minimizing, so far as is reasonably practicable, the causes of hazards inherent in the working environment.

Worker Training

Workers shall receive regular and recorded health and safety training, and such training shall be repeated for new or reassigned workers.

Sanitation and Hygiene

Access to clean toilet facilities and to potable water, and, if appropriate, sanitary facilities for food storage shall be provided. Accommodations, where provided, shall be clean, safe, and meet the basic needs of the workers.

Commitment and Accountability

Suppliers shall demonstrate commitment to the concepts described in this document by allocating appropriate resources. Suppliers must make this Code of Conduct and other relevant information available to employees in the native language(s) of the employees and supervisors.

Sustainability

Markon strives to conduct business in a sustainable and responsible manner. We believe our social, environmental, and economic success will continue if we do the right and responsible thing with respect to people, planet, and profit. We seek to do business with supply partners who share our commitment to sustainable business practices, including food safety, environmental stewardship, animal well-being, the health and safety of employees, ethical business practices, returning a profit to shareholders, and supporting those in need.

Legal and Customer Requirements

Suppliers shall identify and comply with applicable laws, regulations, standards, and relevant customer requirements. Suppliers must maintain documentation necessary to demonstrate compliance with this Code of Conduct and must provide Markon with access to that documentation upon its request.

Noncompliance Procedures

The provisions of this Code constitute minimum and not maximum standards, and this Code should not be used to prevent companies from exceeding these standards. Companies applying this code are expected to comply with national and other applicable law and, where the provisions of law and this Code of Conduct address the same subject, to apply that provision which affords the greater protection.

Monitoring and Enforcement

Markon may choose to employ independent, third-party monitoring of its suppliers. As a condition of doing business with Markon, a supplier must allow Markon and/or its representatives or agents unrestricted access to each of its facilities, and to all relevant records at all times, without advance notice, for the purpose of monitoring compliance with this Code. Markon and/or its representatives or agents will comply with supplier’s reasonable safety rules applicable to presence at supplier’s facilities.

If a supplier violates this Code, either generally or with respect to a particular supplier facility, Markon may either terminate its business relationship, generally or with the affected facility, or may require the affected facility to implement a corrective action plan. Markon will continue to develop its monitoring systems to assess and ensure compliance with this Code.

This Addendum B amends and is added to that certain Agreement for Purchase of MARKON Branded and Brand Approved Product between the parties.

In witness whereof, this Addendum has been signed by the parties, effective June 27, 2016.

“Seller”	20/20 Produce Sales

By: /s/ Mark Williams
Print Name: Mark Williams
Its: President

“MARKON”	MARKON COOPERATIVE, INC.
a California corporation

By: /s/ Timothy York
Print Name: Timothy York
Its: President